TECH DATA CORPORATION
                                       dba
                                SOFTWARE RESOURCE

                             Distribution Agreement
                                (Revised 1-18-94)

     THIS AGREEMENT (the "Agreement") is made as of the 3rd day of February, 1994, by and between, Tech Data Corporation, a Florida corporation and its subsidiaries and affiliates (the "Distributor") with its principal place of business located at 5350 Tech Data Drive, Clearwater, Florida 34620 and Allegro New Media, Inc. a Delaware corporation (the "Manufacturer") with its principal place of business located at 16 Passaic Avenue, Fairfield, New Jersey 07004
(201) 808-1992 Fax (201) 808-2645 Contact: Jim Tsonas. In consideration of the promises and covenants set forth below, the parties agree as follows:

1.    DEFINITIONS

     For the purpose of this Agreement, the following terms shall have the respective meanings indicated:

     1.1 The Term "Product(s)" shall mean all retail computer software and hardware and computer related products manufactured or marketed by Manufacturer during the term of this Agreement.

     1.2 The term "Reseller" shall mean any third party or entity to which Distributor markets any Products for remarketing.

2.    GRANT OF CERTAIN MARKETING RIGHTS

     2.1 Manufacturer grants to Distributor and Distributor accepts from Manufacturer the right to distribute Products and to market Products to Resellers anywhere.

     2.2 Manufacturer agrees to provide to Distributor on a consignment basis, on the initial order, the Products specified in Exhibit "E" which is attached hereto.

3.    TERM

     3.1 The initial term of this Agreement shall commence upon the date set forth above and shall continue for two (2) years, unless earlier terminated as provided herein.

     3.2 The initial term of this Agreement shall be automatically renewed for successive two (2) year periods following expiration of the initial or any

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subsequent term of the Agreement unless either party gives written notice to the contrary to the other party not less than ninety (90) days prior to the expiration of the then current term in which event this Agreement shall expire at the end of the then-current term.

     3.3 The price, discounts, payment terms and returns provision set forth with respect to any Product shall at not times be less favorable to Distributor than the price, discounts, payment terms and returns provisions made available by Manufacturer to any other distributors of such Product. Manufacturer agrees that if such a sale occurs, Manufacturer will sell the Product to Distributor at the same terms and reimburse Distributor retroactively from the date of such sale for the difference.

     3.4 Manufacturer represents and warrants that, as of the date of this Agreement, it does not sell any Products to any distributor not listed on Exhibit F hereto. If at any time during the term of this Agreement Manufacturer wishes to sell any Products to any Distributor not listed on Exhibit F, Manufacturer shall provide written notice to Distributor of its intention to do so at least seven (7) days prior to Manufacturer's initial shipment of Products to such distributor.

4.    SHIPMENT AND DELIVERY OF PRODUCTS

     Manufacturer shall deliver all Products ordered by Distributor within the time agreed to, which shall not in any event be later than ten (10) days after receipt of Distributor's oral or written order for such Products. Delivery of the Products shall be F.O.B. Distributor for orders of one hundred (100) units or more. Transportation and handling charges for any of the Products shall be paid by Manufacturer for orders over one hundred (100) units or more.

5.    PURCHASE PRICE

     5.1 The purchase price for units of the Products ordered by Distributor pursuant to this Agreement (Purchase Price) shall be Manufacturer's suggested retail list price, as of the date the Products were ordered, less a fifty-five percent (55%) discount.

     5.2 The current suggested retail list price for each Product manufactured or marketed by Manufacturer is set forth on Exhibit "A" hereto. Distributor has the option to add any or all future products manufactured or marketed by Manufacturer. The respective suggested retail list price of any Product may be changed only upon sixty (60) days prior written notice given by Manufacturer to Distributor. In the event that Manufacturer decreases the suggested retail list price, Manufacturer shall credit to Distributor's account an amount equal to the difference between the old cost and the new cost times the total as reported by Distributor of the number of units of such Product in Distributor's inventory on the effective date of the price reduction.

6.    PAYMENT

     On or after date of shipment , Manufacturer shall invoice Distributor for the Purchase of any of the Products sold to Distributor. All amounts specified

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in any net  invoice  shall be paid by  Distributor  to the  Manufacturer  within forty-five (45) days from the date of receipt of the Products by Distributor. The terms of any Manufacturer invoice shall not alter or vary the terms of this Agreement.

7.    STOCK BALANCING, RETURNS AND PRODUCT RECALLS

     Distributor may return for credit to Manufacturer any unit of a Product which, in the opinion of Distributor, is defective in material or workmanship, is overstocked or has been outdated by the release of a new version. Upon receipt of such Product Manufacturer shall credit Distributor's account with the amount Distributor originally paid for the Product. In the case there is no A/P balance, Manufacturer will issue a check to Distributor within forty-five (45) days. All transportation changes incurred with respect to defective Products shall be borne by Manufacturer. Distributor shall pay transportation charges for overstocked Products.

8.    WARRANTIES, EXCLUSION OF CONSEQUENTIAL DAMAGES

     Except as provided in sections 7, 8 and 9 hereof, neither party shall, under any circumstances, be liable to the other for consequential, incidental, indirect or special damages arising out of or related to this agreement or the transactions contemplated herein, even is such party has been apprised of the likelihood of such damages occurring.

9.    INDEMNIFICATION

     Manufacturer shall be solely responsible for the design, development, supply, production and performance of the Products. Manufacturer agrees to indemnify and hold Distributor harmless from and against any claim, loss, damage, expense or liability (including legal fees and costs) that may result, in whole or in part, from:

      (1) Any infringement, or any claim of infringement, of any patent, trademark, copyright, trade secret or other proprietary right with respect to the Products.

      (11) Any warranty or product liability claim with respect to the Products or any breach by Manufacturer of this Agreement.

      (III) Manufacturer represents and warranties that it has and will maintain during the term of this Agreement sufficient insurance coverage, to enable it to meet its obligations under this Section.

10.   ADVERTISING

     10.1 Distributor shall have the right to utilize Manufacturer's trade name and any trademarks and service marks associated with the Products to identify the origin of the Products in advertising and promotional materials. With respect to Products made by non-party manufacturer, Manufacturer shall ensure throughout the term of the Agreement that Distributor has the right to use the

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non-party manufacturer's trademark, service marks and any trademarks and service marks associated with such Products in advertising and promotional materials.

     10.2 Manufacturer agrees that in addition to initial product launch, it will provide support to Distributor for its advertising, marketing and promotional activities. This support can be in the form of ad production assistance, catalog direct mail programs, show and or cooperative advertising in regional or national trade publications. As a general guideline, Distributor will deduct from each of Manufacturer's invoices an amount equal to five percent (5%) of the total dollar amount Distributor has purchased from Manufacturer, for use in Distributor's advertising and marketing with prior approval.

11.   TERMINATION

     11.1 Either party may terminate this Agreement not less than sixty (60) days after written notice in the event of a material breach by the other party to the Agreement and the failure of such other party to cure such breach within thirty (30) days of such notification.

     11.2 Upon expiration or termination of the Agreement, Distributor shall, for a period of one hundred and twenty (120) days after, have the right to return to Manufacturer all or a portion of the Products in Distributor's inventory and Manufacturer agrees to repurchase each such Products at the Purchase Price therefor.

     11.3 Section 8, 9 and 10.1 shall survive expiration or termination of this Agreement.

12.   MISCELLANEOUS

     12.1 Except as otherwise provided herein, no remedy made available to either party hereto by any of the provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereafter or existing at law or in equity.

     12.2 Except as otherwise specified herein, all notices, requests, demands or communications required here under shall be in writing, delivered personally, or sent by certified mail, to the parties at their respective addresses first set forth in this Agreement (or at such other address as shall be given in writing by either of the parties to the other in accordance with this Section 12.2). All notices, requests, demands, Product orders or communications shall be deemed effective upon personal delivery, or four (4) days following deposit in the U.S. mail in accordance with this Section 12.2.

     12.3 No waiver of any provision of the Agreement or any right or obligations of either party thereunder shall be effective, except pursuant to a written instrument signed by both parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.


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     12.4 The  parties  to this  Agreement  consent to the  jurisdiction  of the courts of the State of California and agree that Marin County, California is a proper venue for any action brought to enforce or interpret this Agreement.

     12.5 Distributor shall have the option to deduct from invoices due Manufacturer any credits or monies due Distributor from Manufacturer as specified in this Agreement. In the event Distributor maintains a credit balance with Manufacturer for any reason (including, but not limited to credits for the following items: Product returns, market development advertising charges and price protection credits), Manufacturer shall, upon Distributor's request, promptly pay Distributor the amount of such credit balance.

     12.6 In event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

     12.7 This Agreement, including the exhibits which are attached hereto and incorporated herein by this reference, constitutes the entire understanding and Agreement between Distributor and Manufacturer with respect to the transactions contemplated herein. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the parties.

     12.8 This Agreement shall not be assigned nor any obligations transferred without the express prior written permission of the Distributor.

     12.9 The parties hereto acknowledge that performance by the Manufacturer is of critical importance to Distributor. Therefore, Manufacturer shall not sell, transfer or otherwise assign any rights, title or licenses for products covered by this Agreement without prior written notice to the Distributor.

     12.10 Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the successors and assigns of the respective parties hereto.

     12.11 In the event of litigation or arbitration under this Agreement, the prevailing party shall be entitled to an award of all costs of suit, including reasonable attorney's fees, as shall be determined by the court or arbitrator, whether or not prosecuted to judgment.

     12.12 Nothing in this Agreement shall prevent Distributor from marketing or distributing products that compete with Manufacturer's Products.

     12.13 This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.

     12.14 The parties shall be independent contractors and shall not be considered as an employee, agent, partner or servant of the other party.


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     IN WITNESS  WHEREOF,  the parties  hereto have executed  this  Agreement by their duly authorized representatives as of the respective dates indicated below.


MANUFACTURER                            DISTRIBUTOR

Allegro New Media, Inc.                 Tech Data Corporation

By: /s/Barry A. Cinnamon                By: /s/Isaac Ash
     Authorized Signature                    Authorized Signature

Barry Cinnamon                          Isaac Ash
Please Print Signature                  Please Print Signature

Title                                   Title

Date                                    Date